Exhibit 99
                         FOR IMMEDIATE RELEASE


FOR  ADDITIONAL INFORMATION CONTACT:

J. Michael Straka
President and Chief Executive Officer
Central Illinois Bancorp, Inc.
(217) 355-0900

Russell S. Jones
President and Chief Executive Officer
First Ozaukee Capital Corp.
(414) 377-0750

    CENTRAL ILLINOIS BANCORP, INC. AND FIRST OZAUKEE CAPITAL CORP.
                       ANNOUNCE MERGER AGREEMENT

          Sidney, Illinois and Cedarburg, Wisconsin (April 25, 1997) - Central Illinois Bancorp, Inc., Sidney, Illinois and First Ozaukee Capital Corp., Cedarburg, Wisconsin, announced today that they had executed a definitive merger agreement under which Central Illinois Bancorp, Inc. would acquire First Ozaukee Capital Corp. in a transaction valued at approximately $9.6 million.

          First Ozaukee shareholders will receive $15.10 in cash, subject to upward or downward adjustment under certain conditions, for each share of First Ozaukee common stock, they said.

          The merger is subject to approval of the shareholders of First Ozaukee Capital Corp., regulatory approval and various other conditions.

          Central Illinois Bancorp, Inc. is the bank holding company for Central Illinois Bank, Champaign, Illinois, Central Illinois Bank, MC, Normal, Illinois and CIB Bank, Hillside, Illinois. At March 31, 1997, Central Illinois Bancorp, Inc. had total assets of $607 million. First Ozaukee Capital Corp. is the bank holding company for First Ozaukee Savings Bank, Cedarburg, Wisconsin. At March 31, 1997, First Ozaukee Capital Corp. had total assets of $35 million.

          The merger is expected to be completed in the fourth quarter of 1997.